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Exhibit 21.  List of Subsidiaries at March 15, 1994
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     Name of Subsidiary (1)          Place of Incorporation
     ----------------------          ----------------------

Addington Holding Company, Inc. (2)         Delaware

Green Valley Environmental Corp.            Kentucky

Mining Technologies, Inc.                   Kentucky

Addington Mining, Inc.                      Kentucky

Addwest Mining, Inc.                        Kentucky

Addwest Minerals, Inc.                      Kentucky

New River Lime, Inc.                        Kentucky

Addington Environmental, Inc.               Kentucky

Collection Services, Inc. (3)               Kentucky

Ohio County Balefill, Inc. (3)              Kentucky

East Carolina Environmental, Inc. (3)       Kentucky

Epperson Waste Disposal, Inc. (3)           Kentucky

Tri-K Landfill, Inc. (3)                    Kentucky

Uwharrie Environmental, Inc. (3)            Kentucky

Belize River Fruit Co.                      Kentucky

Barton Creek Farm Limited (4)               Belize

Addwest Transport, Inc.                     Kentucky

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(1)  All of the Company's subsidiaries do business under the listed name.

(2) Except as otherwise indicated, all of the subsidiaries listed below are wholly owned by Addington Holding Company, Inc. which is a wholly owned subsidiary of Addington Resources, Inc.

(3)  A wholly owned subsidiary of Addington Environmental, Inc.

(4) A jointly owned subsidiary of Belize River Fruit Co. and Addington Holding Company, Inc.